UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2013

OSAGE EXPLORATION AND DEVELOPMENT, INC.
(Exact name of small business issuer as specified in its charger)

Delaware	0-52718	26-0421736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2445 Fifth Avenue Suite 310 San Diego, CA 92101	(619) 677-3956
(Address of principal executive offices)	(Issuer’s telephone number)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2013, the Company entered into a CFO Consulting Agreement (the “Agreement”) with Norman Dowling to serve as a part-time Chief Financial Officer of the Company.

Mr. Dowling has over 20 years of finance experience, including four years as Executive Vice President and Chief Financial Officer of The Active Network, Inc. (“Active”), during which time Active completed 23 acquisitions and three private equity rounds raising over $165 million, and four years as Vice President Finance, at PETCO Animal Supplies, Inc. “(“PETCO”) during which time PETCO was taken private through a leveraged recapitalization and re-emerged as a public company through an Initial Public Offering. Mr. Dowling also served as Chief Financial Officer of Factory 2U Stores, Inc. and CinemaStar Luxury Theatres, Inc. In addition to a number of other senior financial positions, Mr. Dowling’s experience includes six years with Ernst & Young in audit assurance and management consultancy roles. Mr. Dowling holds a Bachelor of Commerce degree from University College Dublin, Ireland.

Pursuant to the Agreement, Mr. Dowling will devote approximately one third of his time to the Company and be compensated at a rate of $5,000 per month. .

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 99.1 and which is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits

(d)          Exhibits

Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

OSAGE EXPLORATION AND DEVELOPMENT, INC. (Registrant)

Date: January 22, 2013	By:	/s/ Kim Bradford
Kim Bradford
President and Chief Executive Officer